UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

Forum Energy Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35504 (Commission File Number)
10344 Sam Houston Park Dr., Suite 300 Houston, Texas 77064 (Address of principal executive offices and Zip code)

John C. Ivascu (281) 949-2500
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report
A copy of the Forum Energy Technologies, Inc. (the “Company”) Conflict Minerals Policy, this Form SD and the attached Conflict Minerals Report filed for the reporting period from January 1 to December 31, 2022 can be found on the Company’s website at https://ir.f-e-t.com/financial-information/sec-filings.

Item 1.02 Exhibit

The Conflict Minerals Report for the reporting period from January 1 to December 31, 2022 is filed herewith as Exhibit 1.01.

SECTION 2 -- RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3 -- EXHIBITS

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit Number	Description
1.01	Conflict Minerals Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date:    May 22, 2023            FORUM ENERGY TECHNOLOGIES, INC.

                    By    /s/ D. Lyle Williams, Jr.
                    Name:    D. Lyle Williams, Jr.
                    Title:    Executive Vice President and
Chief Financial Officer